Exhibit 99.1

TM Investor Presentation June 2015

Disclaimer This presentation is for informational purposes only and does not constitute an offer to sell, a solicitation of any offer to buy, or a recommendation to purchase any securities of Boulevard Acquisition Corp. (“Boulevard”) or any of its affiliates (as such term is defined under the U.S. federal securities laws). Neither Boulevard nor AgroFresh Inc. (“AgroFresh”) or any of their respective affiliates makes any representation or warranty as to the accuracy or completeness of the information contained in the presentation. This presentation has been prepared to assist interested parties in making their own evaluation with respect to the proposed business combination of Boulevard and AgroFresh (the “Proposed Transaction”) and for no other purpose. The data contained herein is derived from various internal and external sources and is not intended to be all-inclusive or to contain all of the information that a person may desire in considering the Proposed Transaction discussed herein. It is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. Neither Boulevard nor AgroFresh assume any obligation to update the information in this presentation. Until the date of the Proposed Transaction, AgroFresh has been, and will continue to be, operated as an integrated business within The Dow Chemical Company and its affiliates. As a result, certain historical information concerning AgroFresh, particularly as it relates to expenses and liabilities may not be reflective of the expenses and liabilities of the AgroFresh business following the consummation of the Proposed Transaction. Forward-Looking Statements The statements in this presentation that are not historical facts are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “project”, “budget”, “forecast”, “intend”, “plan”, “may”, “will”, “could”, “should”, “predicts”, “potential”, “continue”, and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which AgroFresh operates, AgroFresh’s beliefs and assumptions are made by its management and are not predictions or guarantees of actual performance. Accordingly, actual results and performance may materially differ from results or performance expressed or implied by the forward-looking statements. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any forward-looking statements or other information contained herein. Factors that could cause future results and performance to differ from the forward-looking statements include: the inherent uncertainty associated with financial projections; local, regional, national and international economic and business climates; risks of doing business internationally, including currency risks; changes in applicable laws or regulations; weather and natural disasters; outcomes of government reviews, inquiries and investigations and any related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes affecting AgroFresh or its operations; fluctuations in customer demand; the possibility that AgroFresh may be adversely affected by other economic, business, geopolitical, regulatory and/or competitive factors; the occurrence of any event, change or other circumstance that could give rise to the termination of the Proposed Transaction; the inability to complete the Proposed Transaction due to the failure to obtain approval of the stockholders of Boulevard or other conditions to the closing of the transaction; the risk that the Proposed Transaction disrupts current plans and operations of AgroFresh as a result of the announcement and consummation of the Proposed Transaction; costs related to the proposed business combination. Boulevard cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Boulevard’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward looking statements concerning Boulevard, the Proposed Transaction, related transactions, or other matters and attributable to Boulevard or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. Boulevard cautions readers not to place undue reliance upon forward looking statements, which speak only as of the date made. Neither Boulevard nor AgroFresh undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Non-GAAP Financial Measures The financial information and data contained in this presentation is unaudited and does not conform to the Securities and Exchange Commission’s Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, Boulevard’s proxy statement to be filed by Boulevard with the Securities and Exchange Commission. Some of the financial information and data contained in this presentation, such as EDITDA and Pro Forma EBITDA, has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). In addition, certain historical financial information concerning the results of operations of AgroFresh has been adjusted to assume market conditions, such as currency exchange rates, as of December 31, 2014. A reconciliation of each of these historical non-GAAP financial measures to their most comparable GAAP measure is set forth in the Appendix to this presentation. These non-GAAP financial measures provide useful information to AgroFresh management and investors regarding certain financial and business trends relating to AgroFresh’s financial condition and results of operations. AgroFresh’s management uses these non-GAAP measures to compare periods for trend analysis and for budgeting and planning purposes. These non-GAAP measures provide a useful tool for investors to use in evaluating ongoing operating results and trends. These non-GAAP measures should not be considered in isolation or as an alternative to, or substitute for or superior to, financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded in AgroFresh’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by AgroFresh management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, the non-GAAP financial measures are presented with the most comparable GAAP results. You should review Boulevard’s audited financial statements, which will by presented in Boulevard’s preliminary proxy statement to be filed with the Securities and Exchange Commission, and not rely on any single financial measure to evaluate AgroFresh’s business. Additional Information This document may be deemed to be solicitation material in respect of the Proposed Transaction. This material is not a substitute for the preliminary proxy statement filed by Boulevard with the Securities and Exchange Commission on May 14, 2015 regarding the Proposed Transaction or any subsequently filed preliminary proxies. Stockholders of Boulevard and other interested persons are advised to read Boulevard’s preliminary proxy statement and when available definitive proxy statement in connection with Boulevard’s solicitation of proxies for its special meeting of stockholders to vote on the Proposed Transaction because these documents will contain important information regarding the Proposed Transaction and related matters. Such persons can also read Boulevard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other reports filed with the Securities and Exchange Commission for a description of the security holdings of the Boulevard officers and directors and their respective interest as security holders, or otherwise, in the successful consummation of the Proposed Transaction. The definitive proxy statement will be mailed to Boulevard’s stockholders as of a record date to be established for voting on the Proposed Transaction. Stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to Boulevard Acquisition Corp., 399 Park Avenue, 6th Floor, New York, New York 10022. These documents, once available, and Boulevard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 can be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Participants in the Business Combination Boulevard and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Boulevard in connection with the Proposed Transaction. Information regarding the officers and directors of Boulevard is available in Boulevard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Additional information regarding the interests of such potential participants will also be included in the definitive proxy statement and other relevant documents filed or to be filed by Boulevard with the Securities and Exchange Commission regarding the Proposed Transaction. References to “Dow” mean The Dow Chemical Company and its consolidated affiliates, unless otherwise expressly noted; AgroFresh, SmartFresh, RipeLock, AdvanStore and the Dow Diamond logo are trademarks of Dow or an affiliated company of Dow. TM 1

Agenda TM 2 7 Transaction Overview 6 Financial Overview 5 M&A Philosophy 4 Sustainable Competitive Advantages 3 Growth Strategies 2 AgroFresh Overview 1 Investment Thesis

Investment Thesis Strong Macro Environment Driven by Global Food Demand Growth 1 2 Global Ag Innovator Providing Freshness Solutions for Fruits and Vegetables 3 Strong and Sustainable Industry Position TM 4 Unmatched Industry Credibility and Expertise 5 Multiple Paths for Continued Profitable Growth including Strategic Acquisitions 6 Attractive Financial Profile TM 3

TM AgroFreshTM Overview

AgroFresh Team



Tom Macphee
CEO

- 38 years of experience in the chemical industry
- Executive oversight of AgroFresh business for 5 years
- Led corporate development for Rohm & Haas, M&A for Dow for a combined 16 years



Stan Howell
President

- Joined AgroFresh in 2014
- 39 years of industry experience
- Commercial Leader for Dow AgroSciences North America region for 12 years
- Vast experience in agricultural chemicals including specialty markets



Peter Vriends
Head of EMEA[(1)] & Asia

- Joined AgroFresh in 2003
- 28 years of industry experience
- Previously held positions at Suterra Europe, Eagle's Flight Benelux, Ardo and Scotts International



Mark Zettler
Vice President, R&D & Regulatory Affairs

- Joined AgroFresh in 2013
- 26 years of industry experience
- Joined Dow in 1988 as a research scientist and has held positions as Global R&D Leader in New Business and New Product Development



Scott Harker
Head of N. America, Australia & New Zealand

- Joined AgroFresh in 2007
- 35 years of industry experience
- 25 years working with current customer base
- Previously held positions with Sinclair Systems International, Crown Label, Inc.

AgroFresh™ Employees

- One of the most talented teams in the industry
- Includes 50 scientists (30 PhDs / M.S.) responsible for over 60 patents
- ~75% of employees in touch with customers

AgroFresh™

(1) Europe, Middle East and Africa

4

Business Overview

AgroFresh at a Glance

- Global solutions provider focused on freshness of produce
- Unique, sustainable business model – High touch; asset light
- Proven track record of innovation and growth
- Highly respected through the value chain
- Strong position today; Well positioned for future growth

Geographic Reach



Geographic Presence
Global Headquarters
R&D Center
Sales Office
Service or Repacking Center

Robust Financial Performance

($ in millions)



$56
$77
$95
% Margin
47%
52%
56%
Pro Forma EBITDA(1)(2)
2012
2013
2014

2014 Revenue Breakdown

By Geography



40%
38%
14%
8%
North America
EMEA
Latin America
Asia Pacific

By Crop



88%
12%
Apples
Other (Pears, Kiwifruit, Plums & Bananas)

(1) EBITDA margin calculated as Pro Forma EBITDA divided by Pro Forma net sales. Pro forma net sales and Pro forma EBITDA are non-GAAP financial measures. See appendix for reconciliation to US GAAP financial statements.

(2) The translation impact of the EURO and Australian Dollar for 2012, 2013 and 2014 have been adjusted to a constant currency basis with the 2015 and 2016 forecasts. See appendix for more information.

AgroFresh™

5

AgroFresh™ Mission

Our Mission: To improve the availability, quality and freshness of produce to all consumers.

Loss & Waste by Weight(1)



Oilseeds & Pulses 3%
Fish & Seafood 2%
Meat 4%
Milk 8%
Cereals 19%
Roots & Tubers 20%
Fruits & Vegetables 44%

Loss & Waste by Category(2)



Total Waste
40%
Total Waste
20%

- Approximately 44% of all fruits and vegetables are lost or wasted
- We believe AgroFresh™ Whole Product offering creates substantial value for retailers and consumers by reducing food loss and waste
- Perception of freshness is the most important driver of customer satisfaction with a store's produce department

(1) Source: World Resources Institute, June 2013.
(2) Source: Tesco consumer survey, October 2013.

6

AgroFresh™

Strong Macro Trends – Global Food Demand Growth World Population Growing (Population in billions) Arable Land per Capita Decreasing (Land in hectares) 10 0.5 8 0.4 6 0.3 4 0.2 2 0.1 0 0 1965 1975 1985 19952005 2015 2025 2035 2045 1965 1975 1985 1995 2005 2015 2025 2035 2045 Developed Countries Developing Countries TM 7 Source: UNFAO, OECD. Waste reduction can contribute meaningfully to feeding the world’s growing population.

AgroFresh History

1994
- Backed by USDA, discovery of the original 1-MCP at North Carolina State University, first use patent filed

1999
- AgroFresh is formed
- Rohm and Haas acquires 1-MCP technology

2002
- First registration for SmartFresh™ technology is granted in Chile
- US registration is granted in July for SmartFresh, and commercial launch in the US on apples

2003
- SmartFresh provisional registration is approved in the UK, followed by the first launch in several European countries, South Africa, and New Zealand

2005
- Commercial launches in China and Korea

2006
- European Union approves SmartFresh technology registration

2007
- AgroFresh buys Floralife, gaining full, exclusive rights to 1-MCP technology

2008
- US Environmental Protection Agency approves first pre-harvest use registration

2009
- Dow completes acquisition and merger of Rohm and Haas Company
- AgroFresh operates as a fully owned subsidiary of The Dow Chemical Company and a global business unit of Dow AgroSciences LLC

2013
- Limited US commercial launch for Harvista™

2014
- Dow decides to pursue strategic alternatives for AgroFresh

8

AgroFresh™ Solutions

Current AgroFresh™ Offerings

SmartFresh

- ✓ Innovative solution to improve fruit shelf life and quality
- ✓ ~3,000 customers
- ✓ Integrated chemistry / service offering
  - Ethylene block technology
  - Applied via proprietary technology
  - Strong safety profile, with no residue

- **Launch:** 2002
- **2015E Sales:** $161mm
- **Potential Growth:** Medium

Harvista™

- ✓ Pre-harvest tool that enhances the size, color and taste of fruit
- ✓ Harvest management tool
- ✓ 100+ customers
- ✓ High customer retention
- ✓ High demand

- **Limited US Commercial Launch:** 2013
- **2015E Sales:** $15mm
- **Potential Growth:** High

Near-Term Offering Launches

RipeLock

- ✓ Innovative banana quality management system
- ✓ Ability to pace banana ripening
- ✓ Economic benefits to brand owners, retailers and consumers

- **Limited Launch:** 2015
- **Potential Growth:** High

AdvanStore™

- ✓ Proprietary sensor technology and analytics
- ✓ Enables customers to optimize release of stored produce
- ✓ Monitors and adjusts atmospheric conditions real-time through advanced data monitoring
- ✓ Potential to capitalize on significant untapped growth opportunity

- **Launch:** 2016
- **Potential Growth:** High

9
AgroFresh™

Freshness Solutions for Each Step of the Value Chain

1-Methylcyclopropene (1-MCP): Building Block for Offerings

- Ethylene in air and from produce itself drives ripening and decay
- 1-MCP preferentially bonds to ethylene receptors in produce, delaying ripening
- Produce once removed from refrigerated storage (if stored) resumes ripening
- High efficacy
- Biodegradable with no detectable residue; successfully registered in over 45 countries

Pre-harvest → Storage → Packing / Distribution → Retail → Consumer

Pre-harvest



- Increases size
- Improves color
- Allows better control of harvest window and labor

Storage



- Maintains firmness
- Marketing flexibility
- Better appearance

Packing / Distribution



- Improves pack-out
- Opens longer-distance markets

Retail



- Better appearance, improves buyer experience
- Reduces shrinkage
- Increases marketability

Consumer



- Better tasting
- Higher vitamin levels
- Longer lasting

AgroFresh™

10

TM Growth Strategies

AgroFresh™ Growth Strategy and Philosophy

S
- Strengthen further existing franchise
  - Intellectual property, customer relationships, profitability, industry awareness

P
- Penetrate apple segment further
  - Short term storage, regional expansion

E
- Extend to other fruits
  - Bananas (RipeLock™), pears, plums, avocados, etc.

E
- Expand into other offerings
  - Pre-harvest (Harvista™; including SmartFresh™ linkage); AdvanStore™

D
- Diversify via strategic acquisitions and alliances



AgroFresh™

11

SmartFresh™: Low Cost Relative to Value Created

- Studies show that SmartFresh™ creates substantial economic value for its customers
- The following example demonstrates a 6x return on investment ("ROI") for the customer with the application of SmartFresh, assuming a wholesale price of $15 / box for both Control and SmartFresh
  - Better quality out of storage
  - Higher packout (quantity) out of storage
  - Lower repacking costs and losses

100 Untreated Control Bins



$25,000
$20,000
$15,000
$10,000
$5,000
$0
Value of Boxes Sold
Packing, repacking and other costs
Net Income

100 Bins Treated with SmartFresh™



$25,000
$20,000
$15,000
$10,000
$5,000
$0
6x+
Return on Investment
Value of Boxes Sold
Packing, repacking and other costs
Cost of SmartFresh™
Net Income

Source: Management.
Note: 2008 study on Washington Golden Delicious apples. Golden Delicious lots from three growers were harvested on approximately October 1, 2007. Portions of the lots were treated with SmartFresh™ technology and placed in the same long term controlled atmosphere storage room with untreated bins from the same grower lots.

12

AgroFresh™

SmartFreshTM < ½ Penny Cost / Apple of Yields Outsized Benefits Extended Selling Season: $0.35 $0.30 $0.25 $0.20 $0.15 Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Washington State Average Gala FOB Pricing (2011–2013) TM Source: Note: 13 (1) Washington State Clearing House. Shows monthly wholesale prices of Gala apples in Washington State. Based on wholesale price per box, assuming 40 pound box and 6 ou nce / 0.375 pound apples. Cost and Benefit on per apple basis. Washington State apples. Avg Wholesale Price Per Apple (1) Benefit of >20x Cost Less than ½ penny / apple treatment earlier in the season serves as cheap insurance for packers Less than ½ penny / apple treatment later in the season allows packers to capture the value of ~20x of the cost to treat apples and creates a new season for apples Assurance

Significant Further Growth Opportunities for SmartFresh™



Significant Growth Opportunity from Closing the Penetration Gap in Apples
84.3%
28.4%
56.4%
75.5%
North America
EMEA
Latin America
ANZ

Source: Management and third-party industry sources.

Note: Graph represents penetration of apples treated with SmartFresh™ versus all apples held in storage for at least 30 days. EMEA includes Europe, the Middle East, and Africa. ANZ includes Australia and New Zealand.

14

AgroFresh™

Harvista™: Pre-Harvest Management Offering

Harvista™ is a "real-time" pre-harvest product developed to bring ethylene management into the orchard.

- Allows better control of harvest – extend natural ripening; labor management; increase color and size
- Expanded launch in 2014 in both the Northwest and Eastern US
- Significant commercial launch in Turkey this year (3rd largest market for apples[1])
- Highly complementary with SmartFresh™

Untreated Tree



Tree Treated with Harvista™



Source: Management. World Apple Review, May 2015 Edition.
Note: Orchard located in Ontario, Canada, 2013.
(1) By volume of production in 2013 per World Apple Review.

AgroFresh™

15

TM Sustainable Competitive Advantages

Sustainable Competitive Advantages Extensive Technical Know-How Originated product category in produce with 12 years of commercial experience Exclusive proprietary database and analytics – produce physiology, fruit quality and storage State of the art R&D program which has generated more than 400 registrations Difficult and Costly to Replicate Well-trained and responsive global team Significant investment in technology, registration, distribution and operations Uniquely qualified R&D and management talent with knowledge and experience in a niche industry High customer trust in product efficacy Year round customer interface Extensive customer-specific experience High Customer Touch < ½ penny per apple secures quality Customer pays for “peace of mind“ (quality, efficacy, service) Extends season and creates export opportunities Compelling Value to Cost Customer loyalty and rebate program Complementary suite of offerings (Harvista™ and AdvanStore™) Produce expertise Customer Retention TM 16

Patent Expiries Not Expected To Have Meaningful Impact

Approximately 24% of AgroFresh's sales are under no or limited patent protection. Margins in regions with no or limited patent protection are consistent with margins in patent protected regions.

Major Countries By Sales

	Country	Encapsulation Patent Expiry
With Patent	United States	2018
	Italy	2019
	France	2019
	Brazil	2021
	Australia	2019
	Spain	2019
	New Zealand	2019
	Canada	2019
	Netherlands	2019
	Germany	2019
	Belgium	2019
Without Patent	Chile	--
	South Africa	--
	Turkey	--
	Argentina	--

Average Gross Margin



Gross Margins In Countries With and Without Patents In-Line
With Patent
Without Patent

Sales by Patent Category



Without Patent
24%
With Patent
76%

AgroFresh™

17

Note: With patent category includes countries with both molecule and encapsulation patents and just encapsulation patents. Gross Margin and Sales represent SmartFresh™ averages from 2012 – 2014.

Superior Performance and Application Process SmartFreshTM ’s-CD Encapsulated 1-MCP is the preferred method of ethylene control delivery SmartFresh provides distinct advantages over other forms of ethylene control-CD Encapsulated 1-MCP Accurate and consistent dosing and application Ethylene Control Product Sales For Apple Treatment Easy to store and transport TM Consistent quality and purity Produced on site by mixing / reacting numerous chemicals Requires two-step application process over 2-4 hours 97% Requires specialized handling and storage Transported at extremely low temperatures AgroFresh All Others TM 18 Note: Does not include Ethylene Scrubbers which have limited effectiveness. Liquid 1-MCP Gas 1-MCP

Customer Testimonials “I know that the product and service are reliable. It works – one has to pay for experience . . . It is the experience that I am interested in.” (Customer A) “We have got hundreds and thousands of dollars in stock – I wouldn’t want to risk it by saving a few grand. I just would not be interested in another company. I wouldn’t even try a competitor product – I have got too much to lose.” (Customer B) “We have too much at risk. We cannot take any chances. We can work with only proven products and trustworthy people.” (Customer C) “For us, price is an irrelevant issue here. We are certain about SmartFreshTM’s performance...it is proven time and again...we would not risk the value of our products to save a few cents.” (Customer D) “They are the ones who have worked with this product for years. They know how it behaves in specific circumstances and their support is essential.” (Customer E) “SmartFreshTM is the product, AgroFreshTM is the company...it is the company that gives me peace of mind because they are serious and stand behind their product...you can trust that you are getting exactly what they say you are getting.” (Customer F) TM 19

TM M&A Philosophy

Multiple Paths for Continued Profitable Growth Further SmartFreshTM penetration Potential M&A targets include Food, Ag, service and other related opportunities – Geographic – Existing produce Alliances as asset light route to expanding service offering – New produce TM Harvista™ full commercialization Capitalize on reputation as preferred channel to market for post-harvest to expand offerings New offerings Complementary offering opportunities TM 20 Acquisitions and Alliances Organic Opportunities

M&A Considerations

Focus Areas	Financial Characteristics	Synergy Potential Leveraging	Pipeline
• Potential M&A targets include Food, Ag, service and other related opportunities • Differentiated technology and / or service • Strong financial performance (size, growth, margins) • Opportunistic, value accretive acquisitions with other similar characteristics to AgroFresh • Global opportunities	• Overall value accretive, including to EPS in year 1 • Growth at a multiple of GDP • Exceed ROIC and % EBITDA target metrics • Synergy potential, both cost and growth • Opportunity for further expansion and diversification	• Market presence and reputation • High customer touch and service model • Technology platform and expertise • Global footprint • Centralized business functions	• Broad, robust pipeline • Opportunities ranging from ~$100mm - $1bn+ in size • Bolt-on opportunities to build out existing AgroFresh platform • Extension opportunities to broaden scope of current business

AgroFresh™

21

TM Financial Overview

Highly Attractive Financial Profile

Pro Forma Net Sales[(1)(2)]

Unaudited ($ in millions)



$119
$147
$169
$177
$190
2012A
2013A
2014A
2015E
2016E

Pro Forma EBITDA[(1)(2)(3)]

Unaudited ($ in millions)



$56
$77
$95
$100
$104
2012A
2013A
2014A
2015E
2016E

Key Metrics[(1)(2)(3)(4)(5)]

- 2012 – 2016E
  - Sales CAGR: 12%
  - EBITDA CAGR: 17%
- 2015E
  - EBITDA Margin: 57%
  - Cash Conversion: 98%
  - FCF Yield: 10.0%

(1) Pro forma net sales and Pro forma EBITDA are non-GAAP financial measures. See appendix for reconciliation to US GAAP financial statements.

(2) The translation impact of the EURO and Australian Dollar for 2012, 2013 and 2014 have been adjusted to a constant currency basis to be consistent with the foreign exchange rate used in the 2015 and 2016 forecasts. See appendix for more information.

(3) EBITDA forecasts for 2015 and 2016 exclude depreciation and amortization, certain tax related items, acquisition-related costs for integration and transition, and R&D spending for certain projects that are not expected to continue at current levels. The 2015 EBITDA forecast reflects estimates for stand-alone costs outside the Dow ownership structure as if the acquisition had occurred on Jan 1, 2015.

(4) Cash Conversion defined as (EBITDA – Capex) / EBITDA.

(5) FCF Yield or Free Cash Flow Yield is defined as (Cash Flow from Operations – Capex) / Equity Value. Cash Flow from Operations defined as EBITDA less cash interest (assumed rate of 5.25%), less cash taxes (assumed rate of 37%), less increase in working capital.

22

AgroFresh™

AgroFresh Q1 2015 Financial Results

Prelim US GAAP Net Sales
Unaudited ($ in millions)


$32
$35
Q1 2014A
Q1 2015A

Pro Forma Net Sales[(1)(2)]
Unaudited ($ in millions)


+12%
$30
$34
Q1 2014A
Q1 2015A

Commentary

- Pro Forma Net Sales increased 12% year-over-year
- Q1 2015 growth primarily driven by:
  - Southern hemisphere growth: EMEA (South Africa) & Latin America (Brazil, Chile)
  - Growth is driven by mix of timing (early harvest season in South Africa), higher plum crop in Chile & penetration in pears

Prelim US GAAP Income Before Income Taxes
Unaudited ($ in millions)


$8
$11
Q1 2014A
Q1 2015A

Pro Forma EBITDA[(1)(2)]
Unaudited ($ in millions)


+26%
% Margin
$15
48%
$18
54%
Q1 2014A
Q1 2015A

Commentary

- Pro Forma EBITDA increased 26% year-over-year
- Q1 2015 growth primarily driven by:
  - Higher sales
  - Lower operating expenses due to a mix of leverage & timing

(1) Non-GAAP Financial Measure; see appendix for reconciliation to US GAAP financial statements.
(2) Q1 2014 and Q1 2015 include the following adjustments for purposes of comparison to the 2014 results and 2015 forecast shown on the previous slide: the translation impact of the EURO and Australian Dollar on a constant currency basis, the exclusions of certain discovery R&D expenses, and an estimate for stand-alone costs on a run-rate basis after the Proposed Transaction closes. See appendix for more information on these adjustments.

23

AgroFresh™

TM Transaction Overview

AgroFresh™ Sponsorship

Avenue Capital Group | BOULEVARD ACQUISITION CORP

- Best in class global investment manager with ~$13bn under management
- Expertise in sourcing, developing, growing, financing and selling businesses
- Proven track record of over 25 years

Representative Chemical / Industrial Experience

INEOS, cognis, Berry Plastics Corporation, GM, Ford, McKechnie Aerospace

Dow

- Premier global chemical company
- Sales of $58bn in 2014
- Sales in ~180 countries

2014 Sales by Segment(1)


Consumer Solutions 8%
Agricultural Sciences 13%
Performance Plastics 38%
Infrastructure Solutions 14%
Performance Materials & Chemicals 26%

(1) Excludes Corporate of ~1%.

24

Transaction Overview

- Pro forma firm value of $878 million
- Dow to be paid $635 million in cash and issued 17.5 million shares for AgroFresh at close
- Pre-AgroFresh transaction cash includes ~$221 million from existing BLVD shareholders and ~$50 million from PIPE[(1)] issuance (announced in May 2015)
- Committed financing ($425 million term loan B)
- Closing of the AgroFresh transaction is expected in 2H 2015

Pro Forma Valuation

($ in millions, except per share values)

		Pro Forma Trxn Close
Boulevard Illustrative Share Price		$10.00
Fully Diluted Shares Outstanding (mm)[(2)]		48.6
Equity Value		**$486**
Firm Value		**$878**
Firm Value / EBITDA[(3)]		
2015E	$100	8.7x
2016E	104	8.4
FCF Yield[(4)]		
2015E	$48	10.0%
2016E	49	10.0
Net Debt / 2015E EBITDA		3.9x

Sources and Uses

Sources	$ mm	% Total
Cash from Existing Boulevard Shareholders	$221	25%
Cash from PIPE Issuance [(1)]	50	6
New Debt	425	49
Dow Receiving Shares	175	20
Total Sources	**$871**	**100%**

Uses	$ mm	% Total
Purchase of AgroFresh	$810	93%
Cash to Balance Sheet	33	4
Transaction Fees and Other Expenses	28	3
Total Uses	**$871**	**100%**

Post Transaction Ownership[(2)]

	Ownership at Various Share Prices:		
Common Equity	$10.00	$13.00	$24.00
Public Shares	45%	42%	36%
Net Shares from Public Warrants Exercised	0	2	9
Sponsor Shares (Avenue / Founder)	9	11	9
Net Shares from Sponsor Warrants Exercised	0	1	3
Dow Shares	36	33	29
Net Shares from Dow Warrants Exercised	0	1	5
PIPE Shares	10	9	8
Total Ownership (%)	**100%**	**100%**	**100%**
Fully Diluted Shares Outstanding (mm)	**48.6**	**52.3**	**60.5**

Note: Assumes no shareholder redemptions. Dow and Avenue Special Opportunities Fund II, L.P., an affiliate of Boulevard's sponsor, may each be issued up to 2.5 million shares at $10 per share pursuant to a standby agreement if Boulevard does not have sufficient cash at closing to cover the cash payment to Dow, transaction expenses and an agreed amount of working capital.

(1) Represents a private investment in public equity (or "PIPE"), with 4.878 million shares issued at $10.25, representing net proceeds of ~$50 million. The PIPE is to be completed at least two day prior to the closing of the AgroFresh acquisition, and includes a 90 day lockup provision from PIPE close.

(2) 5.513 million Boulevard Acquisition Corp. Founder Shares issued at IPO, which includes 4.134 million shares and an additional 1.378 million incentive shares that the Boulevard Acquisition Corp. Founders will receive if within the first 5 years, the Boulevard's stock price is above $13.00/share for a specified period. Share counts include 22.050 million existing public shares, 4.134 million Founder Shares, 4.878 million shares from $50 million PIPE Issuance, 17.500 million shares to Dow. Share counts include warrants of 20.185 million shares when price is at or above $11.50/share (Treasury Stock Methodology applied) and 1.378 million incentive shares when if within the first 5 years, Boulevard stock price is above $13.00/share for a specified period. Management team is expected to be offered equity to align incentives. Such share issuances are not included in the fully diluted shares outstanding in this presentation. Refer to appendix for further detail and reconciliation.

(3) EBITDA forecasts for 2015 and 2016 exclude depreciation and amortization, certain tax related items, acquisition-related costs for integration and transition, and R&D spending for certain projects that are not expected to continue at current levels. 2015E EBITDA reflects estimates for stand-alone costs outside the Dow ownership structure as if the acquisition had occurred on Jan 1, 2015.

(4) FCF Yield or Free Cash Flow Yield is defined as (Cash Flow from Operations – Capex) / Equity Value. Cash Flow from Operations defined as EBITDA less cash interest (assumed rate of 5.25%), less cash taxes (assumed rate of 37%), less increase in working capital.

AgroFresh™

25

Valuation Benchmarking

Boulevard will acquire AgroFresh at a meaningful discount to peer trading levels.

Firm Value / 2015E[(1)] EBITDA



Food / Ingredients Specialties
Service Oriented Comps
High Margin / High Value Specialties
"Pure-Play" AgChem Comps
Median: 18.2x
Median: 13.9x
Median: 13.7x
Median: 13.2x
8.7x
21.2x
20.7x
15.8x
13.3x
13.9x
13.9x
13.7x
13.2x
15.0x
14.5x
11.8x
AgroFresh™
CHR HANSEN
novozymes
FRUTAROM
NATUREX
ECOLAB
victrex
CRODA
BALCHEM
syngenta
MONSANTO
FMC

2015E FCF Yield[(2)]



Median: 2.8%
Median: 3.9%
Median: 3.7%
Median: 4.0%
10.0%
2.4%
2.8%
2.9%(3)
3.9%
3.9%
3.0%
3.7%
4.6%
3.6%
3.9%
4.2%
5.7%
AgroFresh™
novozymes
CHR HANSEN
FRUTAROM
NATUREX
ECOLAB
CRODA
victrex
BALCHEM
syngenta
FMC
MONSANTO

Source: Public filings, Wall Street Research, and FactSet as of 6/09/2015.

(1) EBITDA forecast for 2015 excludes depreciation and amortization, certain tax related items, acquisition-related costs for integration and transition, and R&D spending for certain projects that are not expected to continue at current levels. The 2015 EBITDA forecast reflects estimates for stand-alone costs outside the Dow ownership structure as if the acquisition had occurred on Jan 1, 2015.

(2) FCF Yield or Free Cash Flow Yield is defined as (Cash Flow from Operations – Capex) / Equity Value. AgroFresh's Cash Flow from Operations calculated as EBITDA less cash interest (assumed rate of 5.25%), less cash taxes (assumed rate of 37%), less increase in working capital.

(3) Based on LTM Cash Flow from Operations.

26

AgroFresh™

Key Performance Indicator Benchmarking 2015E EBITDA Margin (1) Food / Ingredients Specialties Service Oriented Comps High Margin / High Value “Pure-Play” AgChem Comps 57% Specialties n: 28% Median: 22% 32% % % TM Agrofresh Chr Hansen Novozymes Frutarom Naturex Ecolab Victrex Croda Balchem Monsanto Platform FMC Syngenta 2015E Cash Conversion(2) Median: 75% Median: 78% Median: 78% Median: 68% 98% 80% 79% 76% 75% % 57% TM Agrofresh Frutarom Novozymes Chr Hansen Naturex Ecolab Balchem Croda Victrex Platform Monsanto Syngenta FMC TM Source: (1) 27 (2) Public filings, Wall Street Research, and FactSet as of 6/09/2015. Pro forma net sales and Pro forma EBITDA are non-GAAP financial measures. See appendix for reconciliation to US GAAP financial statements. Cash Conversion defined as (EBITDA – Capex) / EBITDA. 90% 85% 79%77% 73 68%66% Median: 34%33% 26%Median: 21%45%Media 21% 28% 26% 23%21% 20 19% 14

Anticipated Transaction Timeline TM 28 Note: Timeline subject to SEC review and comment process. The timing of which cannot be predicted and could result in an earlier closing. Date Event April 30th Business Combination Agreement Executed Transaction Announced May 14th Preliminary Proxy Materials Filed with SEC Mid-to-Late June Set Record Date for Shareholder Vote Early-to-Mid July Mail Final Proxy Materials to Shareholders Late July / Early August Hold Shareholder Vote and Close Transaction

TM Appendix

TM Financial Reconciliations

2012 – 2014: Reconciliation of Non-GAAP Financial Measures ($ in millions) 2012 2013 2014 US GAAP Net Sales(1) Less adjustment f or def erred income(2) Foreign currency adjustment(3) $ 128.4 $ 158.8 $ 180.5 (2.7) (2.0) (2.0) (6.3) (10.2) (9.2) Pro Form a Ne t Sale s (7) $ 119.4 $ 146.6 $ 169.3 US GAAP Net Income(1) Provision f or Income taxes(1) Depreciation and Amortization(4) Less adjustment f or def erred income(2) Discovery R&D project expense(5) Adjustment f or stand-alone run rate costs (6) Foreign currency adjustment(3) $ 13.2 $ 27.5 $ 27.9 16.3 25.1 41.4 30.8 30.8 30.4 (2.7) (2.0) (2.0) 6.4 7.1 5.8 (3.5) (4.5) (3.7) (4.2) (7.1) (4.9) Pro Form a EBITDA(7) $ 56.3 $ 76.9 $ 94.9 (1) (2) (3) (4) (5) (6) (7) Per the audited Combined Statements of Income and Comprehensive Income of The AgroFresh Business for the years ended December 31, 2014, 2013 and 2012. Represents the elimination of deferred income which is contractually excluded from the Proposed Transaction pursuant to the Stock Purchase Agreement. Represents an estimate to adjust the translation impact of the EURO and Australian Dollar to a constant currency basis of 1.10 EURO to USD and .75 AUS to USD. Per the audited Combined Statements of Cash Flows of The AgroFresh Business for the years ended December 31, 2014, 2013 and 2012. Represents an adjustment to add back expenses for certain R&D projects that are not expected to continue at current levels. Reflects an adjustment to increase administrative and operational costs to the estimated stand-alone run rate of $7.7 million per year after the acquisition closes. Non-GAAP financial measure. TM 29

Q1 2014/2015: Reconciliation of Non-GAAP Financial Measures

($ in millions)

	Q1 2014	Q1 2015
US GAAP Net Sales[1]	$ 32.4	$ 34.6
Less adjustment for deferred income[2]	(0.5)	(0.5)
Foreign currency adjustment[3]	(1.6)	(0.2)
Pro Forma Net Sales[6]	**$ 30.3**	**$ 33.9**

	Q1 2014	Q1 2015
US GAAP Net Income[1]	$ 3.1	$ 4.2
Provision for income taxes[1]	4.6	7.1
Depreciation and amortization[1]	7.7	7.5
Less adjustment for deferred income[2]	(0.5)	(0.5)
Discovery R&D project expense[4]	1.4	1.1
Adjustment for stand-alone run rate costs[5]	(0.8)	(0.8)
Foreign currency adjustment[3]	(0.9)	(0.2)
Pro Forma EBITDA[6]	**$ 14.6**	**$ 18.4**

(1) Per the unaudited US GAAP combined statements of income and comprehensive income and combined statements of cash flows for the periods presented.
(2) Represents the elimination of deferred income which is contractually excluded from the Proposed Transaction pursuant to the Stock Purchase Agreement.
(3) Represents an estimate to adjust the translation impact of the EURO and Australian Dollar to a constant currency basis of 1.10 EURO to USD and .75 AUS to USD to be consistent with the 2014 results and 2015 forecast shown throughout the presentation.
(4) Represents an adjustment to add back expenses for certain R&D projects that are not expected to continue at current levels.
(5) Reflects an adjustment to increase administrative and operational costs to the estimated certain stand-alone run rate of $7.7 million per year ($1.9 million quarterly) after the Transaction closes.
(6) Non-GAAP financial measure.

30

AgroFresh™

Ownership and Share Count Reconciliation Ow ne rs hip at Various Share Price s : Com m on Equity $10.00 $13.00 $24.00 Public Shares (1) Net Shares f rom Public Warrants Exercised (2) Sponsor Shares (Avenue / Founder) (3) Net Shares f rom Sponsor Warrants Exercised (4) Dow Shares Net Shares f rom Dow Warrants Exercised (5) PIPE Shares (6) 45% 0 9 0 36 0 10 42% 2 11 1 33 1 9 36% 9 9 3 29 5 8 Total Ow ne rs hip (%) 100% 100% 100% Fully Dilute d Share s Outs tanding (m m ) 48.562 52.270 60.454 Share Count at Various Share Price s : Com m on Equity $10.00 $13.00 $24.00 Public Shares (1) Net Shares f rom Public Warrants Exercised (2) Sponsor Shares (Avenue / Founder) (3) Net Shares f rom Sponsor Warrants Exercised (4) Dow Shares Net Shares f rom Dow Warrants Exercised (5) PIPE Shares (6) 22.1 0.0 4.1 0.0 17.5 0.0 4.9 22.1 1.3 5.5 0.4 17.5 0.7 4.9 22.1 5.7 5.5 1.6 17.5 3.1 4.9 Fully Dilute d Share s Outs tanding (m m ) 48.6 52.3 60.5 (1) (2) (3) (4) (5) (6) 22,050,000 shares sold as part of Unit to Public in Boulevard IPO. 11,025,000 Warrants sold as part of Unit to Public in Boulevard IPO ($11.50 Strike / $24.00 forced exercise). Treasury Stock Methodology (TSM) applied. Includes 1,378,125 Boulevard Earnout Shares vesting at $13.00 per share. 6,160,000 Warrants purchased by Boulevard at IPO ($11.50 Strike) less 3,000,000 given to Dow per Warrant Purchase Agreement ($11.50 Strike). Treasury Stock Methodology (TSM) applied. 6,000,000 Warrants per Warrant Purchase Agreement ($11.50 Strike / $24.00 forced exercise). Treasury Stock Methodology (TSM) applied. Private Placement Shares sold at $10.25 per share. TM 31 Note: Management team is expected to be offered equity to align incentives. Such share issuances are not included in the fully diluted shares outstanding in this presentation.

TM Additional Detail on Markets and Products

Regional Apple Production & Practices

Region	% of 2014 AgroFresh Sales	Key Countries for AgroFresh™	% of Apples Stored > 30 days	% of Apples Stored Using SmartFresh™	Apple Industry Comments
North America 	40%	• USA	 60%	 84%	• Washington is largest producing state (~60% of US production) • North American growers / packers store for extended periods of up to 12 months • Extensive use of controlled atmosphere
Europe & Africa 	38%	• Italy • France • South Africa • Turkey	 45%	 28%	• More fragmented than North America with smaller orchards • Typical storage periods of up to 9 months • Later registration of SmartFresh™
Latin America 	14%	• Chile • Brazil • Argentina	 78%	 56%	• Export-focused • Shorter storage periods
Asia Pacific 	8%	• Australia • New Zealand	(1)  64%	(1)  76%	• New Zealand growers / packers are export-focused and store for shorter periods • Australian growers / packers produce for domestic market and store for extended periods • Growth opportunities in China, Japan, other Southeast Asian nations

Source: Business management and third-party industry sources.
(1) Asia Pacific includes only Australia and New Zealand.

AgroFresh™

32

Proven Results with SmartFreshTM 75% Lowest 60% 45% 30% 15% 0% Untreated SmartFresh Quality / Freshness Prices Variety Promotions Cleanliness Most Important To Customers TM Source: Online survey conducted by Oliver Wyman and Ipsos Interactive with 8,750 respondents. ACNielsen taste tests conducted with Australian apples in four outlets of two major German retailers with more than 400 consumers in April 2007. ACNielsen in-store taste tests have shown a clear consumer preference for crunchier apples. The test apples were kept for ten days at room temperature after controlled atmosphere storage. Equates “freshness” with apple firmness / crunchiness. Note: (1) 33 % of Respondents Consumer Responses Consumer Preference / Least “Fresh” Highest Consumer Preference / Most “Fresh” 35% 50% 22% 11% Freshness of Paramount Importance to Consumers SmartFresh™ Enhances “Freshness,” (1) Making Apples More Desirable

Harvista™ Benefits: Reduced Fruit Drop 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 6-Sep 9-Sep 12-Sep 15-Sep 18-Sep 21-Sep 24-Sep 27-Sep 30-Sep 3-Oct HarvistaTM Application Dates 6-Oct 9-Oct 12-O ct 15-O ct 18-O ct 21-Oct Control 7-Sep 18-Sep 21-Sep TM Source: Management. Note: Study performed by Chris Watkins of Cornell University on McIntosh apples in New York State, 2013. 34 Percentage of Fruit Drop

HarvistaTM Benefits: Firmness, Reduced Loss, Improved Size and Color 21 20 19 18 17 16 15 14 13 3 4 5 6 Weeks After Harvista Application Control AVG Harvista TM Source: Note: Management. Quincy, Washington, 2007. AVG is Aminoethoxyvinylglycine. Color study represents results from four Gala blocks in Washington State. 35 Firmness (lbs) Consumers do not like the firmness of apples below the line above; HarvistaTM treated apples are consistently above the consumer threshold for firmness Improved Color, Higher Value Increased Firmness (Results Shown at Beginning of Harvest)

AdvanStore™ – a Controlled Atmosphere Storage Platform

Overview

- Provides advanced monitoring and diagnostics of fresh fruit while in storage as well as insight and recommendations to help customers better manage risk
- Potential for automated dosages and adjustments
- Taps into AgroFresh's proprietary, data-driven expertise on ripening and physiology

Potential Benefits

- Provides information to customers to make better decisions on when to release / sell produce to meet desired market window
- AgroFresh expects to provide customers with key flavor profile shifts, giving them better information on when and where to sell rooms of apples to maximize flavor and firmness
- Allows customers to identify rooms that provide the best growing conditions and optimize those conditions







AgroFresh™

36

RipeLock™ – Proprietary Solution for Bananas & Other Fruits

- Extend optimal color stage – "yellow life"
- Reduce split peel, a significant issue
- SmartFresh™ technology + proprietary, patented bag
- Expandable to other fruits



RipeLock

Banana Purchase Decision Drivers



Brightness 4%
Other 2%
Price 15%
Ripeness 44%
Color 35%

Untreated Bananas





RipeLock™ Bananas





AgroFresh™

37 Source: Tragon consumer study, March 2005.

Impact Can Be Minimal from AgroChemical Patent Expiry $m 200 180 160 140 120 100 80 60 40 20 0 ToTtoatlal Fungicide #1 Price Introduced in 1994 for use on fruits & vegetables and cereals Selected Fungicide #1 Manufacturer retained ~92% of total sales post patent expiry (as of 2013) while maintaining pricing Patent Expiry Introduced in 1994 for use on cereals, soybean, corn, potato, and vines $m 350 $/kg 500 450 400 350 300 250 200 150 100 50 0 Fungicide #2 300 Majority of sales achieved in seed treatment, a high service niche market similar to post-harvest 250 Selected Fungicide #2 200 150 Patent Expiry 100 Manufacturer retained ~98% of total sales post patent expiry (as of 2013) while maintaining pricing 50 0 $m 100 90 80 70 60 50 40 30 20 10 0 Total ToItnaslecticide Yen/kg 180000 Introduced in 1996 for use on fruits & vegetables and in non-crop markets (pest control) 179000 178000 177000 176000 175000 174000 173000 172000 171000 170000 Price Selected Insecticide #1 BAISnsFecticide Patent Expiry Manufacturer retained ~88% of total sales post patent expiry (as of 2013) while maintaining pricing TM Source: Phillips McDougall Post Patent Analysis, February 2015. Note: Selected examples may not be indicative of impact of AgroFreshTM patent expiries. 38 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2005 2006 2006 2007 2007 2008 2008 2009 2009 2010 2010 2011 2011 2012 2012 2013 2013 CInhsloercfteicniadpeyr #1 Price Patent Expiiry Chlorfe#n1apyr Company BPatent Chlorfe#n1apyrExpiry Total Total Fludioxonil CSoymngpeantyaA FFunlugdicioidxeon#i2l Patent Expiiry FFulnugdiicoixdoen#il2 PriPcerice Patent Expiry FuCnygpicroiddein#i1l CoSmynpgaennytAa FuCngyipcridoedi#n1il Patent PEaxtpeinryt Expiry PRICING SALES VOLUME COMMENTARY PRODUCT Common Themes Among AgroChemicals that Faced Patent Expiries Below: Expertise, smaller market size, lower cost and customer familiarity.